Exhibit 10.16
Summary of New Jersey Resources Corporation Non-Employee Director Compensation

Annual Retainer Fee: (effective November 14, 2007)	$30,000 cash (paid quarterly)
800 shares of NJR Common Stock (paid annually)

Lead Non-Management Director Fee:	$10,000

Annual Retainer for Committee Chairs:
Audit Committee Chair:	$10,000
Executive Committee Chair:	$10,000
Financial Policy Committee Chair:	$5,000
Leadership Development and Compensation Committee Chair:	$5,000
Nominating/Corporate Governance Committee Chair:	$5,000
Committee Meeting Fees:	$1,500 per meeting attended